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                                                                EXHIBIT 12

                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------------
                                                                   1996       1995       1994       1993        1992
                                                                 --------   --------   --------   --------    --------
Income before provision for income taxes, extraordinary
 items, and cumulative effect of changes in
 accounting principles.........................................  $2,750.6   $3,009.4   $2,286.8   $2,273.6    $2,025.7
Equity in income of less than majority-owned subsidiaries......    (327.9)    (152.5)     (41.1)     (48.3)      (52.4)
Dividends from less than majority-owned subsidiaries...........     125.5      146.0      101.0       73.4        48.3
Interest expense, including interest on capital lease
   obligations.................................................     486.1      571.1      624.6      719.6       828.7
Portion of rent expense representative of the interest factor..      82.7       90.9       95.2      102.6        98.6
                                                                 --------   --------   --------   --------    --------
Income, as adjusted............................................  $3,117.0   $3,664.9   $3,066.5   $3,120.9    $2,948.9
                                                                 ========   ========   ========   ========    ========

Fixed charges:
Interest expense, including interest on capital lease
  obligations..................................................  $  486.1   $  571.1   $  624.6   $  719.6    $  828.7
Portion of rent expense representative of the interest factor..      82.7       90.9       95.2      102.6        98.6
Capitalized interest...........................................      49.6       64.4       19.1        1.1         3.2
Preferred stock dividend requirement...........................      15.0        9.9        5.7         --          --
                                                                 --------   --------   --------   --------    --------
Fixed charges..................................................  $  633.4   $  736.3   $  744.6   $  823.3    $  930.5
                                                                 ========   ========   ========   ========    ========

Ratio of Earnings to Fixed Charges.............................      4.92       4.98       4.12       3.79        3.17
                                                                 ========   ========   ========   ========    ========
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